Exhibit 99.1

DUNKIN’ BRANDS EXPANDS ROLES OF U.S. BRAND PRESIDENTS PAUL TWOHIG AND BILL MITCHELL TO INCLUDE INTERNATIONAL REGIONS

Twohig and Mitchell to focus on accelerating profitable, global development of two of the world’s most recognizable QSR brands

Giorgio Minardi, President, Dunkin' Brands International, to leave company

CANTON, MA (Oct. 30, 2013) -- Dunkin' Brands Group, Inc. (Nasdaq: DNKN), the parent company of Dunkin' Donuts (DD) and Baskin-Robbins (BR), today announced that it is expanding the roles of Paul Twohig, President, Dunkin’ Donuts U.S. and Canada, and Bill Mitchell, President, Baskin-Robbins U.S. and Canada, to include international regions as the company seeks to accelerate the growth of both brands worldwide.
In addition to his current position, Mr. Twohig, 60, will assume responsibility for the Dunkin’ Donuts and Baskin-Robbins brands in Europe and Latin America. He will also oversee global development for both brands. Mr. Mitchell, 48, will add the oversight of Dunkin’ Donuts and Baskin-Robbins in Korea, Japan and China to his portfolio of responsibilities. Responsibility for the company’s brands in the Middle East and Southeast Asia will remain with Vice President John Varughese, 48, who will also begin to oversee both brands in India. Mr. Twohig, Mr. Mitchell and Mr. Varughese will report directly to Dunkin’ Brands Chairman & CEO Nigel Travis.
As a result of these changes, Giorgio Minardi, President, Dunkin' Brands International, will be leaving the company.
Mr. Twohig joined Dunkin’ Brands in 2009 with an extensive background in retail and food service operations. Prior to Dunkin’ Brands, he held leadership positions with Burger King, served as COO for Panera Bread Company, and most recently was Division Senior Vice President for Starbucks where he helped lead that company’s domestic and international growth. During Mr. Twohig's tenure with Dunkin’ Brands, Dunkin’ Donuts U.S. has had strong sales momentum and has added 1,133 net new restaurant locations.
A seasoned restaurant executive, Mr. Mitchell came to Dunkin’ Brands in 2010 from Papa John’s where he had held the position of President, Global Operations, with responsibility for the development and operations of the company’s restaurants in 29 countries. Earlier in his career he was with AFC Enterprises (Popeye’s) and with PepsiCo on the KFC management team. During Mr. Mitchell’s tenure with Baskin-Robbins, the U.S. segment of the ice cream specialty chain has undergone a transformation with improved year-over-year sales and increased store development.
“I am excited about the enormous opportunity that exists internationally for Dunkin’ Donuts and Baskin-Robbins, and believe we can almost double our current number of restaurants outside the U.S. to 15,000 locations, “ said Dunkin' Brands Chairman & CEO Nigel Travis. “By broadening the roles of Paul Twohig and Bill Mitchell, two seasoned and successful executives, we plan to apply the processes and disciplines we have used successfully in the U.S. to our international operations. Both Paul and Bill are proven operators with global experience, and their appointments should enable us to better leverage our resources on a global basis, better support our franchisees, and accelerate the profitable growth of our brands around the world.
“I would like to congratulate Paul, Bill and John on their expanded roles and to thank Giorgio for his many contributions to the company,” concluded Travis. “Giorgio led the first step of our international reorganization, has put important business processes into place and has strengthened our international franchise relationships. We wish him well in his future endeavors.”
At the end of the third quarter 2013, Dunkin’ Brands had 17,940 Dunkin’ Donuts and
Baskin-Robbins restaurants. Almost 8,000 of the company’s restaurants are located in countries outside the U.S. In 2012, the company added more than 665 net new locations globally.

Forward-Looking Statements

This news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Generally, these statements can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. These projections and statements reflect management’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved, and actual results could differ materially from those projected as a result of certain risk factors. A discussion of these risk factors is included in the Company’s periodic reports filed with the Securities and Exchange Commission. Except as required by applicable law, we do not undertake to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

About Dunkin' Brands Group, Inc.
With more than 17,900 points of distribution in nearly 60 countries worldwide, Dunkin' Brands Group, Inc. (Nasdaq: DNKN) is one of the world's leading franchisors of quick service restaurants (QSR) serving hot and cold coffee and baked goods, as well as hard-serve ice cream. At the end of third quarter 2013, Dunkin' Brands' nearly 100 percent franchised business model included nearly 10,800 Dunkin' Donuts restaurants and more than 7,100 Baskin-Robbins restaurants. For the full-year 2012, the Company had franchisee-reported sales of approximately $8.8 billion. Dunkin' Brands Group, Inc. is headquartered in Canton, Mass.

Contact(s):

Stacey Caravella (Investors)
Director, Investor Relations
Dunkin' Brands, Inc.
investor.relations@dunkinbrands.com
781-737-3200

Karen Raskopf (Media)
SVP, Corporate Communications
Dunkin' Brands, Inc.
karen.raskopf@dunkinbrands.com
781-737-5200

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